Exhibit 99.1

Global Partners LP Reports Financial Results for Fourth-Quarter and Full-Year 2007

WALTHAM, Mass.--(BUSINESS WIRE)--March 13, 2008--Global Partners LP (NYSE: GLP) today reported financial results for the fourth quarter and full year ended December 31, 2007.

Financial Highlights

Net income for the fourth quarter of 2007 was $11.0 million, or $0.72 per diluted limited partner unit, compared with $11.1 million, or $0.78 per diluted limited partner unit, for the fourth quarter of 2006. For the full year 2007, net income was $47.0 million, or $1.38 per diluted limited partner unit, compared with $33.5 million, or $2.46 per diluted limited partner unit, for 2006. Net income for the full year 2007 included a $14.1 million gain from the partnership’s sale of its investment in NYMEX Holdings, Inc. and related NYMEX seats.

Adjusted net income per diluted limited partner unit was $0.83 for the fourth quarter of 2007 compared with $0.97 for the fourth quarter of 2006. For the 12 months ended December 31, 2007, adjusted net income per diluted limited partner unit was $3.92 compared with $2.91 for the comparable period in 2006.

Weighted average diluted limited partner units outstanding were 13.1 million for the fourth quarter of 2007 compared with 11.3 million for the fourth quarter of 2006. For the full year 2007, weighted average diluted limited partner units outstanding were 12.4 million compared with 11.3 million for the corresponding period of 2006.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2007 increased 26% to $21.8 million from $17.3 million for the fourth quarter of 2006. EBITDA for the full year 2007, which included the $14.1 million gain, was $75.2 million compared with $51.5 million for 2006. Adjusted EBITDA for the full year 2007, which excluded the $14.1 million gain, was $61.1 million.

Distributable cash flow for the fourth quarter of 2007 increased 15% to $13.3 million from $11.5 million for the fourth quarter of 2006. For the full year 2007, distributable cash flow increased 7% to $38.6 million compared with $36.0 million for 2006.

“We enjoyed a strong year in 2007, with growth in EBITDA and distributable cash flow,” said Global Partners President and Chief Executive Officer Eric Slifka. “We concluded the year with a solid quarter that reflects the success of our product marketing programs and the significant expansion of our terminal network. During the year we added more than 1.9 million barrels of storage capacity with the acquisitions from ExxonMobil Oil Corporation of four refined petroleum products terminals in New York and one in Vermont. These assets underscore our strategy of increasing the percentage of product volume generated from transportation fuels and other non-weather-related products.”

Sales for the fourth quarter of 2007 increased to $2.2 billion from $1.1 billion for the fourth quarter of 2006, reflecting the partnership’s acquisitions of refined petroleum products terminals and higher refined petroleum product prices. Wholesale segment sales were $2.1 billion in the fourth quarter of 2007 compared with $996.1 million for the fourth quarter of 2006. Commercial segment sales were $110.1 million for the fourth quarter of 2007 compared with $98.1 million in the fourth quarter of 2006. Sales for the full year 2007 increased to $6.8 billion compared with $4.5 billion for 2006. Wholesale segment sales increased to $6.4 billion for 2007 from $4.1 billion for 2006, while Commercial segment sales decreased to $381.1 million for the full year 2007 compared with $400.8 million for 2006.

Combined gross profit increased to $39.2 million in the fourth quarter of 2007 from $34.6 million for the fourth quarter of 2006. For the full year 2007, combined gross profit increased to $127.0 million compared with $113.2 million for the same period of 2006.

Net income as adjusted for one-time gains, adjusted net income per diluted limited partner unit, EBITDA, adjusted EBITDA and distributable cash flow are non-GAAP (Generally Accepted Accounting Principles) financial measures explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and 12 months ended December 31, 2007 and 2006.

Recent Highlights

  Global Partners announced a quarterly cash distribution of $0.4875 per unit ($1.95 on an annualized basis) on all of its outstanding limited partner units for the period from October 1, 2007 through December 31, 2007. The distribution represented an increase of 7.1% over the quarterly distribution of $0.4550 paid in February 2007 and an increase of 1.6% over the November 2007 distribution of $0.4800. The distribution was paid February 14, 2008 to unitholders of record as of the close of business February 5, 2008.
  The partnership opened a new distillate and biofuels terminal in Providence, Rhode Island. The terminal, which has the capacity to store 244,000 barrels of refined petroleum products, is part of Global Partners’ new deepwater marine terminal project being developed at the Port of Providence. This project also includes 230,000 barrels of residual fuels storage capacity that is scheduled to open for business later this year.
  Global Partners completed its previously announced acquisition of two refined petroleum products terminals on Long Island, New York from ExxonMobil Oil Corp. The terminals have a combined storage capacity of 430,000 barrels. ExxonMobil has entered into long-term throughput contracts with the partnership to use each of the terminals.

Business Outlook

“A number of industry factors are adversely affecting our outlook as we begin 2008,” Slifka said. “Unfavorable forward pricing in the bulk refined petroleum products supply market has led to higher supply costs. Volume is being significantly affected by warmer temperatures year-to-date compared with the first quarter of 2007 and the normal average. Volume also is being affected by higher heating oil and residual fuel prices. This higher price environment is prompting meaningful energy conservation and reducing the number of fixed-price sales. The price differential between oil and natural gas is encouraging conversion to natural gas. We expect that these factors will have a significant negative impact on our results of operation in the first quarter of 2008 compared with the same period of 2007.”

“During the past few years we have shifted the strategic emphasis of our company by increasing the terminaling, storage and marketing of gasoline, diesel and other refined fuels,” Slifka said. “In the year ahead, our focus on diversity by product, market and geography will continue. The acquisitions of terminals with a majority of volume from transportation fuels, such as those we purchased in 2007, provide us with important opportunities for further diversification and long-term growth. Going forward we will continue to identify and evaluate similar strategic buying opportunities.”

Financial Results Conference Call

Management will review Global Partners’ fourth-quarter and full-year 2007 financial results in a teleconference call for analysts and investors at 10:00 a.m. ET today.

Time: 10:00 a.m. ET

Dial-in numbers: (877) 407-5790 (U.S. and Canada)

(201) 689-8328 (International)

Five-day replay: (877) 660-6853 (U.S. and Canada)

(201) 612-7415 (International)

Account number: 247 (Required for replay only)

Conference ID: 276972 (Required for replay only)

The call also will be webcast live and archived on the Global Partners’ website, www.globalp.com.

Use of Non-GAAP Financial Measures

Global Partners uses adjusted net income per diluted limited partner unit to measure its financial performance on a per unit basis. Adjusted net income per diluted limited partner unit, as presented in the table below, is defined as net income after adding back the theoretical amount allocated to Global Partners’general partner’s interest as provided under Emerging Issues Task Force 03-06, “Participating Securities and the Two-Class Method under FASB Statement 128” (“EITF 03-06”) and a non-cash reduction in net income available to limited partners under EITF 98-05, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” (“EITF 98-05”), divided by the weighted average number of outstanding diluted common and subordinated units, or limited partner units, during the period.

Net income per diluted limited partner unit as dictated by EITF 03-06 is theoretical and pro forma in nature and does not reflect the economic probabilities of whether earnings for an accounting period would or could be distributed to unitholders. The partnership agreement does not provide for the quarterly distribution of net income; rather, it provides for the distribution of available cash, which is a contractually defined term that generally means all cash on hand at the end of each quarter after establishment of sufficient cash reserves required to operate the business. Accordingly, the distributions the partnership historically paid and will pay in future periods are not impacted by net income per diluted limited partner unit as dictated by EITF 03-06.

The non-cash reduction under EITF 98-05 is the result of accounting for the sale of Class B units. Although EITF 98-05 affects net income available to limited partners, it does not affect net income or distributable cash flow to limited partners, nor does it affect total unitholders equity.

Adjusted net income per diluted limited partner unit is a non-GAAP financial measure and should not be considered as an alternative to net income per diluted limited partner unit or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners’ adjusted net income per diluted limited partner unit may not be comparable to the adjusted net income per diluted limited partner unit or similarly titled measure of other companies.

EBITDA, adjusted EBITDA and net income as adjusted for one-time gains are used as supplemental financial measures by management and external users of the partnership’s financial statements, such as investors, commercial banks and research analysts, to assess:

  its compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale marketing and distribution of refined petroleum products business, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA and net income as adjusted for one-time gains reflect the exclusion of the $14.1 million gain on investment for the year ended December 31, 2007. EBITDA, adjusted EBITDA and net income as adjusted for one-time gains should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA, adjusted EBITDA and net income as adjusted for one-time gains exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA, adjusted EBITDA and net income as adjusted for one-time gains as presented below may not be comparable to similarly titled measures of other companies.

Distributable cash flow also is an important non-GAAP financial measure for limited partners of Global Partners since it serves as an indicator of the partnership’s success in providing a cash return on their investment. Specifically, this financial measure indicates to investors whether or not Global Partners is generating cash flow at a level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow for the twelve months ended December 31, 2007 reflects the exclusion of the $14.1 million gain on investment. Distributable cash flow is a non-GAAP financial measure and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. In addition, the distributable cash flow of Global Partners may not be comparable to similarly titled measures of other companies.

About Global Partners LP

Global Partners LP, a publicly traded master limited partnership based in Waltham, Massachusetts, owns, controls and has access to one of the largest terminal networks of refined petroleum products in the Northeast. The partnership is one of the largest wholesale distributors of gasoline, distillates (such as home heating oil, diesel and kerosene) and residual oil to wholesalers, retailers and commercial customers in the region. Global Partners LP, a FORTUNE 500® company, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, please visit www.globalp.com.

Safe Harbor Statement

This news release contains certain “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified as any statements that do not relate strictly to historical or current facts and can generally be identified by the use of forward-looking terminology including “will,” “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. Such statements may discuss business prospects, goals, new developments and future expectations or contain projections of results of operations, financial condition and Global Partners LP's ability to make distributions to unitholders. These statements are not guarantees of performance. Although Global Partners LP believes these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks, many of which are beyond the control of Global Partners LP, which may cause actual results to be materially different from the forward-looking statements contained in this news release. For specific risks and uncertainties that could cause actual results to differ materially from forward-looking statements, please refer to Global Partners LP's Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the three months ended September 30, 2007 and subsequent filings the partnership makes with the Securities and Exchange Commission. All forward-looking statements included in this news release and all subsequent written or oral forward-looking statements attributable to Global Partners LP or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date made, and Global Partners LP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The financial statements and financial information presented below reflect the operations of Global Partners LP.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per unit data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Sales	$2,202,107	$1,094,208	$6,757,834	$4,472,418
Cost of sales	2,162,944	1,059,564	6,630,850	4,359,192
Gross profit	39,163	34,644	126,984	113,226

Costs and operating expenses:
Selling, general and administrative	11,197	12,391	45,537	43,027
Operating expenses	8,564	6,005	27,703	22,158
Amortization expenses	1,146	358	2,250	1,528
Total costs and operating expenses	20,907	18,754	75,490	66,713

Operating income	18,256	15,890	51,494	46,513

Interest expense	(6,955)	(4,381)	(17,408)	(11,901)
Other income	-	151	-	515
Gain on sale of investment	-	-	14,118	-

Income before income tax expense	11,301	11,660	48,204	35,127

Income tax expense	(303)	(601)	(1,191)	(1,666)

Net income	$10,998	$11,059	$47,013	$33,461

Less:
General partner's interest in net income(1)	(191)	(220)	(903)	(669)
Limited partners' interest in net income	$10,807	$10,839	$46,110	$32,792

Net income per limited partner unit, basic and diluted(2)(3)(4)	$0.72	$0.78	$1.38	$2.46

Weighted average limited partners' units outstanding,
basic and diluted	13,071	11,285	12,444	11,285

(1) Calculation includes the effect of the private placement of Class B units on May 9, 2007 and, as a result, the general partner interest was 1.73% for the three months ended December 31, 2007 and, based on a weighted average, 1.92% for the twelve months ended December 31, 2007. For the three and twelve months ended December 31, 2006, the general partner interest was 2%.

(2) Under the provisions of EITF 03-06, "Participating Securities and the Two-Class Method under FASB Statement No. 128," net income per limited partner unit for the three and twelve months ended December 31, 2007 and 2006 assumes a theoretical distribution of earnings. Although this theoretical calculation provided by EITF 03-06 does not impact the Partnership's overall net income, it does reduce the Partnership's net income per limited partner unit for these periods.

(3) In connection with the private placement of Class B units, the Partnership was required to take into account the effect of EITF 98-05, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios." As a result, a non-cash reduction in net income available to limited partners was recorded for the twelve months ended December 31, 2007 because the fair value of the Partnership's common units on May 9, 2007 (the date on which the Class B units were issued) was greater than the purchase price of the Class B units which was established at the time of the execution of the Unit Purchase Agreement on March 14, 2007. Although EITF 98-05 affects net income available to limited partners, it does not affect net income nor does it affect total unitholders' equity.

(4) Calculation includes the weighted average effect of the private placement of Class B units which were converted to common units for the twelve months ended December 31, 2007. Per unit data is calculated on a quarterly basis pursuant to EITF 03-06; therefore, per unit data for the twelve months ended December 31, 2007 and 2006 equals the sum of the respective four quarters.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$2,110	$3,861
Accounts receivable, net	439,165	202,580
Accounts receivable - affiliates	4,308	1,988
Inventories	484,259	288,067
Available for sale securities	-	13,913
Brokerage margin deposits	12,545	625
Fair value of forward fixed price contracts	742	66,115
Prepaid expenses and other current assets	17,736	18,924
Total current assets	960,865	596,073

Property and equipment, net	161,734	31,657
Intangible assets, net	34,168	9,076
Other assets	2,460	2,081

Total assets	$1,159,227	$638,887

Liabilities and partners' equity
Current liabilities:
Accounts payable	$371,341	$222,034
Revolving line of credit - current portion	304,800	188,700
Notes payable, other - current portion	1,239	319
Environmental liabilities - current portion	876	-
Accrued expenses and other current liabilities	69,762	35,573
Income taxes payable	-	1,164
Obligations on forward fixed price contracts and other derivatives	41,892	-
Total current liabilities	789,910	447,790

Revolving line of credit - less current portion	190,200	82,000
Notes payable, other - less current portion	-	1,239
Environmental liabilities - less current portion	8,340	-
Accrued pension benefit cost	5,236	3,170
Deferred compensation	1,481	1,429
Other long-term liabilities	3,709	20
Total liabilities	998,876	535,648

Partners' equity	160,351	103,239

Total liabilities and partners' equity	$1,159,227	$638,887

GLOBAL PARTNERS LP
Financial Reconciliations
(In thousands, except per unit data)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Table 1 - Reconciliation of net income to net income as adjusted for one-time gains

Net income	$10,998	$11,059	$47,013	$33,461

Gain on sale of investment	-	-	(14,118)	-

Net income as adjusted for one-time gains	$10,998	$11,059	$32,895	$33,461

Table 2 - Reconciliation of net income per diluted limited partner unit to adjusted net income per diluted limited partner unit

Net income per diluted limited partner unit under EITF 03-06 and EITF 98-05	$0.72	$0.78	$1.38	$2.46

Dilutive impact of theoretical distribution of earnings under EITF 03-06	0.11	0.19	1.21	0.45

Dilutive impact of non-cash reduction under EITF 98-05	-	-	1.33	-

Adjusted net income per diluted limited partner unit	$0.83	$0.97	$3.92	$2.91

Table 3 - Reconciliation of net income to EBITDA and Adjusted EBITDA

Net income	$10,998	$11,059	$47,013	$33,461

Depreciation and amortization	3,506	1,226	9,613	4,513

Interest expense	6,955	4,381	17,408	11,901

Income tax expense	303	601	1,191	1,666

EBITDA	21,762	17,267	75,225	51,541

Gain on sale of investment	-	-	(14,118)	-

Adjusted EBITDA	$21,762	$17,267	$61,107	$51,541

Table 4 - Reconciliation of cash flow from operating activities to
EBITDA and Adjusted EBITDA

Cash flow from operating activities	$(95,406)	$(2,597)	$(115,045)	$(54,479)

Net change in operating assets and liabilities	109,910	14,882	171,671	92,453

Interest expense	6,955	4,381	17,408	11,901

Income tax expense	303	601	1,191	1,666

EBITDA	21,762	17,267	75,225	51,541

Gain on sale of investment	-	-	(14,118)	-

Adjusted EBITDA	$21,762	$17,267	$61,107	$51,541

Table 5 - Reconciliation of net income to distributable cash flow

Net income	$10,998	$11,059	$47,013	$33,461

Depreciation and amortization	3,506	1,226	9,613	4,513

Gain on sale of investment	-	-	(14,118)	-

Maintenance capital expenditures	(1,247)	(764)	(3,870)	(1,971)

Distributable cash flow	$13,257	$11,521	$38,638	$36,003

Table 6 - Reconciliation of cash flow from operating activities to distributable cash flow

Cash flow from operating activities	$(95,406)	$(2,597)	$(115,045)	$(54,479)

Net change in operating assets and liabilities	109,910	14,882	171,671	92,453

Gain on sale of investment	-	-	(14,118)	-

Maintenance capital expenditures	(1,247)	(764)	(3,870)	(1,971)

Distributable cash flow	$13,257	$11,521	$38,638	$36,003

CONTACT:
Global Partners LP
Thomas J. Hollister, 781-894-8800
Chief Operating Officer and
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary